The CIT Group/
Capital Equipment Financing, Inc.
1211 Avenue of the Americas
New York, NY  10036

THE                           August 16, 1996
CIT
GROUP

Mr. Kerry Willingham
Chief Financial Officer
Ametech, Inc.
1813 Southeast 25th Street
Oklahoma City, OK  73129

Environmental Transportation Services, Inc.
1813 Southeast 25th Street
Oklahoma City, OK  73129

Re: Loan and Security Agreement dated as of August 27, 1993 (and the Amendments thereto) between Environmental Transportation Services, Inc. and The CIT Group/Equipment Financing, Inc. and Guaranty Agreement dated as of August 27, 1993 (including the Riders and Amendments thereto) made by Ametech, Inc.

Ametech, Inc. is in default of the cash flow covenant contained in Paragraph 6(g) of the Rider A to the Guaranty Agreement for the quarter ending 6/30/96. The CIT Group/Equipment Financing, Inc. and Ametech are currently negotiating the waiver of this default.

The CIT Group/Equipment Financing, Inc. believes we are close to agreement and will be able to issue the waiver shortly.

Sincerely,

/s/ Janice M. Wickham

Janice M. Wickham












A company of
Dai-Ichi Kangyo Bank and
Chemical Banking Corporation